Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of NewPage Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity and cash flows present fairly, in all material respects, the financial position of NewPage Corporation and its subsidiaries at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009.

As discussed in Note L to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006 and as discussed in Note J to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions effective January 1, 2007.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dayton, Ohio

March 2, 2009, except with respect to our opinion on the consolidated financial statements as it relates to the effects of the change in accounting for noncontrolling interests discussed in Note A, as to which the date is September 15, 2009

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 and 2007

Dollars in millions, except per share amounts

	2008	2007
ASSETS
Cash and cash equivalents	$3	$143
Accounts receivable, net of allowance for doubtful accounts of $3 and $3	278	351
Inventories (Note D)	628	584
Other current assets	22	43

Total current assets	931	1,121

Property, plant and equipment, net (Note E)	3,205	3,564
Other assets (Note F)	109	198

TOTAL ASSETS	$4,245	$4,883

LIABILITIES AND EQUITY
Accounts payable	$254	$338
Other current liabilities (Note H)	270	290
Current maturities of long-term debt (Note I)	16	16

Total current liabilities	540	644

Long-term debt (Note I)	2,900	2,909
Other long-term obligations	616	351
Deferred income taxes (Note J)	6	293
Commitments and contingencies (Note N)

EQUITY
Common stock, 100 shares authorized, issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	767	729
Accumulated deficit	(214)	(97)
Accumulated other comprehensive income (loss)	(396)	23
Noncontrolling interests	26	31

Total equity	183	686

TOTAL LIABILITIES AND EQUITY	$4,245	$4,883

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

Dollars in millions

	2008	2007	2006
Net sales	$4,356	$2,168	$2,038

Cost of sales	3,979	1,895	1,825
Selling, general and administrative expenses	217	124	112
Interest expense (including non-cash interest expense of $26, $26 and $10)	277	154	146
Other (income) expense, net	(3)	(2)	(25)

Income (loss) from continuing operations before income taxes	(114)	(3)	(20)
Income tax (benefit)	—	4	(4)

Income (loss) from continuing operations	(114)	(7)	(16)
Income (loss) from discontinued operations (Note R)	—	—	(16)

Net income (loss)	(114)	(7)	(32)
Net income (loss)—noncontrolling interests	3	1	—

Net income (loss) attributable to the company	$(117)	$(8)	$(32)

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEAR ENDED DECEMBER 31, 2008

Dollars in millions

	Equity attributable to the company
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total attributable to company	Noncontrolling Interests	Total
	Shares	Amount
Balance at December 31, 2007	100	$—	$729	$(97)	$23	655	$31	$686
Comprehensive income (loss):
Net income (loss)				(117)		(117)	3	(114)
Unrecognized gain (loss) on defined benefit plans, net of tax benefit of $10					(350)	(350)		(350)
Cash-flow hedges:
Change in unrealized gains (losses), net of tax of $2					(64)	(64)		(64)
Reclassification adjustment to net income (loss), net of tax of $2					4	4		4
Foreign currency translation adjustment					(9)	(9)		(9)

Comprehensive income (loss)						(536)	3	(533)

Restoration of tax valuation allowance on NewPage Holding as a result of changes in deferred income tax position related to the Acquisition (Note C)			9			9		9
Adjustment to fair value of equity issued by NewPage Group in connection with the Acquisition (Note C)			18			18		18
Distributions from Rumford Cogeneration to limited partners							(8)	(8)
Equity awards (Note K)			18			18		18
Loans to NewPage Group (Note K)			(7)			(7)		(7)

Balance at December 31, 2008	100	$—	$767	$(214)	$(396)	$157	$26	$183

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEAR ENDED DECEMBER 31, 2007

Dollars in millions

	Equity attributable to the company
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total attributable to company	Noncontrolling Interests	Total
	Shares	Amount
Balance at December 31, 2006	100	$—	$400	$(89)	$20	$331	$38	$369
Comprehensive income (loss):
Net income (loss)				(8)		(8)	1	(7)
Net actuarial gains on defined benefit plans, net of tax of $10					9	9		9
Cash-flow hedges:
Change in unrealized gains (losses), net of tax benefit of $2					(3)	(3)		(3)
Reclassification adjustment to net income (loss), net of tax benefit of $2					(3)	(3)		(3)

Comprehensive income (loss)						(5)	1	(4)

Additional capital contributed by NewPage Group in connection with the Acquisition (Note C)			329			329		329
Pushdown from NewPage Holding for reversal of tax valuation allowance attributed to the Acquisition			(9)			(9)		(9)
Distributions from Rumford Cogeneration to limited partners							(8)	(8)
Equity awards (Note K)			14			14		14
Loans to parent companies			(5)			(5)		(5)

Balance at December 31, 2007	100	$—	$729	$(97)	$23	$655	$31	$686

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEAR ENDED DECEMBER 31, 2006

Dollars in millions

	Equity attributable to the company
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total attributable to company	Noncontrolling Interests	Total
	Shares	Amount
Balance at December 31, 2005	100	$—	$399	$(57)	$5	$347	$—	$347
Comprehensive income (loss):
Net income (loss)				(32)		(32)	—	(32)
Cash-flow hedges:
Change in unrealized gains					5	5		5
Reclassification adjustment to net income (loss)					(4)	(4)		(4)

Comprehensive income (loss)						(31)	—	(31)

Initial consolidation of Rumford Cogeneration							44	44
Distributions from Rumford Cogeneration to limited partners							(6)	(6)
Net actuarial gains on defined benefit plans					14	14		14
Equity awards (Note K)			11			11		11
Loans to parent companies			(10)			(10)		(10)

Balance at December 31, 2006	100	$—	$400	$(89)	$20	331	$38	$369

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

Dollars in millions

	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(114)	$(7)	$(32)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss on discontinued operations	—	—	16
Depreciation and amortization	317	134	152
Non-cash interest expense	26	26	10
(Gain) loss on disposal of assets	11	3	(63)
Unrealized (gain) loss on option contracts	—	—	48
Deferred income taxes	4	4	(4)
LIFO effect	30	1	(2)
Equity award expense (Note K)	18	14	11
Change in operating assets and liabilities:
Accounts receivable	73	2	40
Inventories	(116)	56	29
Other operating assets	(10)	(1)	1
Accounts payable	(76)	4	(30)
Accrued expenses and other obligations	(103)	42	15
Net cash flows of discontinued operations	—	—	(11)

Net cash provided by operating activities	60	278	180

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition	(8)	(1,486)	—
Proceeds from sales of assets	6	—	229
Capital expenditures	(165)	(102)	(88)
Net cash flows of discontinued operations	—	—	(1)

Net cash provided by (used for) investing activities	(167)	(1,588)	140

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	2,008	—
Payment of financing costs	—	(62)	(1)
Distributions from Rumford Cogeneration to limited partners	(8)	(8)	(6)
Loans to parent companies (Note K)	(7)	(5)	(10)
Repayments of long-term debt	(16)	(524)	(224)
Borrowings on revolving credit facility	153	—	—
Payments on revolving credit facility	(153)	—	(46)

Net cash provided by (used for) financing activities	(31)	1,409	(287)

Effect of exchange rate changes on cash and cash equivalents	(2)	—	—
Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration	—	—	10

Net increase (decrease) in cash and cash equivalents	(140)	99	43
Cash and cash equivalents at beginning of period	143	44	1

Cash and cash equivalents at end of period	$3	$143	$44

SUPPLEMENTAL INFORMATION
Cash paid for interest	$251	$128	$139

Non-cash transaction— Issuance of securities by NewPage Group as acquisition consideration	$—	$347	$—

See notes to consolidated financial statements.

NEWPAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

Dollars in millions, except per share amounts

A.	BASIS OF PRESENTATION

NewPage Corporation (“NewPage”) and its subsidiaries are engaged in manufacturing, marketing and distributing printing papers used primarily for commercial printing, magazines, catalogs, textbooks and labels. Our products include coated, uncoated, supercalendered, newsprint and specialty papers and market pulp. Our products are manufactured at multiple mills in the United States and one mill in Canada and supported by multiple distribution and converting locations. We operate within one operating segment. The consolidated financial statements include the accounts of NewPage and all entities it controls, including Rumford Cogeneration Company L.P. (“Rumford Cogeneration”), a limited partnership for which we are the general partner, created to generate power for our use and for third-party sale. All intercompany transactions and balances have been eliminated.

Effective April 1, 2006, we completed the sale of our carbonless paper business, which comprised our carbonless paper segment, to P. H. Glatfelter Company. In the quarter ended March 31, 2006, we began reporting the carbonless paper business as a discontinued operation. See Note R for further information.

On December 21, 2007, we acquired all of the common stock of Stora Enso North America Inc. (“SENA”). See Note C for further information.

During 2008, we announced actions being taken to integrate NewPage operations and the former SENA facilities and services. See Note M for further information.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (SFAS No. 160), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income (loss) attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also established reporting requirements that provide disclosures that identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. We adopted SFAS No. 160 effective January 1, 2009. The amounts related to the minority interests in the consolidated financial statements were retroactively revised to equity and the amount of minority interest in the statements of operations were removed from other (income) expense. Revisions were made to prior period financial statements to present them on a comparable basis.

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates and assumptions

The preparation of these consolidated financial statements required management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash equivalents

Highly liquid securities with an original maturity of three months or less are considered to be cash equivalents.

Foreign currency translation

The statements of operations of our Canadian entity, whose functional currency is the Canadian dollar, are translated into U.S. dollars using the average exchange rates for the period and the balance sheets are translated using the exchange rates at the reporting date. Exchange rate differences arising from the translation of the net investments in foreign entities are recorded as a component of accumulated other comprehensive income (loss).

Concentration of credit risk

We are potentially subject to concentrations of credit risk related to our accounts receivable. The majority of accounts receivable are with paper merchants, printers and publishers. We limit our credit risk by performing ongoing credit evaluations and, when deemed necessary, by requiring accelerated payment terms, letters of credit, guarantees or collateral. For each of the years ended December 31, 2008, 2007 and 2006, sales to our largest customer were 21%, 25% and 21% of net sales. Accounts receivable at December 31, 2008, relating to our two largest customers were 17% and 11% of accounts receivable, net. Accounts receivable at December 31, 2007, relating to our largest customer were 23% of accounts receivable, net. Our ten largest customers accounted for approximately 52%, 57% and 54% of our net sales for each of the years ended December 31, 2008, 2007 and 2006.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all raw materials and finished goods for U.S.-based operations. Cost of all other inventories, mainly stores and supplies inventories and Canadian inventories, is determined by the average cost and first-in, first-out (FIFO) methods.

Property, plant and equipment

Owned assets are recorded at cost. Costs of renewals and betterments of properties are capitalized. Costs of maintenance and repairs are charged to expense using the direct-expensing method, whereby costs are recorded in the statement of operations in the same period that they are incurred. The cost of plant and equipment is depreciated utilizing the straight-line method over the estimated useful lives of the assets, which range from 20 to 40 years for buildings and 5 to 30 years for machinery and equipment.

Impairment of long-lived assets

We periodically evaluate whether current events or circumstances indicate that the carrying value of our long-lived assets to be held and used may not be recoverable. If these circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. We report an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

Derivative financial instruments

We periodically use derivative financial instruments as part of our overall strategy to manage exposure to market risks associated with interest rate, foreign currency exchange rate and natural gas price fluctuations. These derivative instruments are measured at fair value and are classified as other assets or other long-term obligations on our balance sheets depending on the fair value of the instrument. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of the change in the fair value of the derivative is recorded in other comprehensive income (loss) and is recognized in the consolidated statements of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash-flow hedges and financial instruments not designated as hedges are recognized in earnings.

Fair value of financial instruments

The fair value of long-term debt is based upon quoted market prices for the same or similar issues or on the current interest rates available to the company for debt of similar terms and maturities. We value interest rate swaps using observable interest rate yield curves for comparable assets and liabilities at commonly quoted intervals. We value natural gas contracts based on natural gas futures contracts priced on the New York Mercantile Exchange. At December 31, 2008 and 2007, the carrying amounts of all other assets and liabilities that qualify as financial instruments approximated their fair value. We measure the fair values of our interest rate swaps, natural gas contracts and long-term debt under a Level 2 input as defined by SFAS No. 157, Fair Value Measurements (SFAS No. 157). Details of our assets (liabilities) recorded on our balance sheets for our financial instruments are as follows:

	2008		2007
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Interest rate swaps	$(58)	$(58)	$(2)	$(2)
Natural gas contracts	(2)	(2)	—	—
Long-term debt	(1,305)	(2,769)	(2,834)	(2,779)

Environmental

Environmental expenditures that increase useful lives of assets are capitalized, while other environmental expenditures are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.

Landfills and other asset retirement obligations

We follow Statement of Financial Accounting Standard (SFAS) No. 143, Accounting for Asset Retirement Obligations, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, in accounting for costs related to the closure and post-closure monitoring of our owned landfills. SFAS No. 143 and Interpretation No. 47 require that an obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred. Subsequent to initial measurement, an entity recognizes changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

Pension and other postretirement benefits

We maintain various defined benefit pension and other postretirement benefit plans in the United States and Canada. The plans are generally funded through payments to pension funds/trusts or directly by the company and/or employees.

Defined benefit pension and other postretirement benefit expense is recorded on a full accrual basis, as opposed to a cash paid basis, and is reflected in the consolidated statements of operations over the expected working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating defined benefit pension and other postretirement benefit expense are required to be reviewed and updated periodically to the extent that local market economic conditions and demographics change.

Revenue recognition

We recognize revenue at the point when title and the risk of ownership passes to the customer. Substantially all of our revenues are generated through product sales, and shipping terms generally indicate when title and the risk of ownership have passed. Revenue is recognized at the time of shipment for sales where shipping terms transfer title and risk of loss at the shipping point. For sales where shipping terms transfer title and risk of loss at the destination point, revenue is recognized when the goods are received by the customer. For sales made under consignment programs, revenue is recognized in accordance with the terms of the contract. We provide allowances for estimated returns and other customer credits, such as discounts and volume rebates, when the revenue is recognized based on historical experience. Sales of byproducts produced during the manufacturing process are recognized as a reduction of cost of sales. We do not recognize sales taxes collected from customers as revenue; rather we record these taxes on a net basis in our statement of operations.

International sales

We had net sales to customers outside of the United States of $318, $217 and $213 for the years ended December 31, 2008, 2007 and 2006. We have no material long-lived assets outside of the United States.

Income taxes

Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the enacted tax rates in effect for the years the differences are expected to reverse. We evaluate the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that we will realize the deferred tax assets in the future. We recognize all income tax-related interest expense and statutory penalties imposed by taxing authorities as income tax expense.

Equity compensation

We account for equity compensation under the provisions of SFAS No. 123 (Revised), Share-based Payment, which requires that equity awards to employees be expensed over the vesting period of the award. We use the graded vesting attribution method for recognizing stock compensation cost whereby the cost for a stock award is determined on a straight-line basis over the service period for each separate vesting portion of the award as if the award was multiple awards.

C.	ACQUISITION AND RELATED TRANSACTIONS

On December 21, 2007, NewPage acquired all of the issued and outstanding common stock of SENA from Stora Enso Oyj (“SEO”) (the “Acquisition”). We acquired SENA in order to create a single business platform and to enable us to remain competitive in the marketplace, serve our customers more efficiently and achieve synergies from the Acquisition. The Acquisition more than doubled our production capacity and broadened our product line. Following the Acquisition, SENA changed its name to NewPage Consolidated Papers Inc. (“NPCP”). References to both SENA and NPCP are to the acquired business.

In connection with the closing of the Acquisition:

•	NewPage acquired all of the issued and outstanding common stock of SENA and, in exchange, SEO received:

•	$1,522 in cash

•	shares of common stock representing 19.9% (as of the closing of the Acquisition) of the outstanding common stock of NewPage’s indirect parent, NewPage Group Inc. (“NewPage Group”)

•	senior unsecured notes issued by NewPage Group in the aggregate principal amount of $200 due 2015 (the “NewPage Group PIK Notes”)

•	NewPage entered into senior secured credit facilities, consisting of a $1,600 senior secured term loan facility and a $500 senior secured revolving credit facility

•	NewPage repaid $450 of term debt outstanding under its prior credit facility

•	NewPage issued $456 of 10% senior secured notes due 2012

Prior to the closing of the Acquisition, we engaged in an equity reorganization:

•

Escanaba Timber LLC (“Escanaba Timber”), which was previously the immediate parent entity of NewPage Holding Corporation (“NewPage Holding”) (our direct parent), contributed all outstanding shares of common stock of NewPage Holding to NewPage Group in exchange for shares of common stock of NewPage Group

•	Escanaba Timber distributed to Maple Timber Acquisition LLC (“Maple Timber”), Escanaba Timber’s immediate parent entity, all outstanding shares of NewPage Group common stock

•	Maple Timber distributed all of its NewPage Group common stock to the members of Maple Timber

As a result of this equity reorganization, NewPage Group became the direct parent entity of NewPage Holding (and consequently the indirect parent of NewPage) and Cerberus Capital Management, L.P. (“Cerberus”), our equity sponsor, and its affiliates and the other equity owners of Maple Timber were the sole stockholders of NewPage Group prior to the closing of the Acquisition.

The consolidated balance sheets in these financial statements include the assets acquired and liabilities assumed of SENA and reflect the final allocation of the purchase price based on fair values at the date of the Acquisition. The following table shows the reconciliation of the purchase price paid by NewPage:

Cash paid for acquisition, net of cash acquired	$1,494
NewPage Group equity issued to SEO (at fair value)	141
NewPage Group PIK Notes issued to SEO (at fair value)	206

Total purchase price	$1,841

A summary of the final purchase price allocation for the fair value of the assets acquired and the liabilities assumed at the date of the Acquisition is presented below.

Accounts receivable	$206
Inventories	314
Other current assets	2
Property, plant and equipment	2,083
Other assets	55

Total assets acquired	2,660
Accounts payable	(198)
Other current liabilities	(197)
Long-term debt—capital lease	(146)
Deferred income taxes	(4)
Other long-term obligations	(274)

Total liabilities assumed	(819)

Net purchase price allocated	$1,841

During 2008, as a result of the finalization of our purchase price valuations and completion of our restructuring plan, we recorded the following adjustments to the initial purchase price allocation, which are reflected in the table above:

•	an increase of $18 to the fair value of equity issued by NewPage Group in connection with the Acquisition based on the finalization of our valuation of NewPage Group’s equity

•

adjustments made to reduce retirement benefits for salaried employees to reflect a $29 reduction in benefit obligations under the SENA pension plans and a $25 reduction in benefit obligations under a SENA postretirement benefit plan

•	an adjustment to recognize $39 of accrued expenses for employee-related costs for former SENA employees and $22 of costs for plant closures

•

an increase of $281 to deferred income tax assets, primarily related to the completion of our analysis of the SENA opening balance sheet to recognize the difference between the book and tax bases for the investment in our Canadian subsidiary and the completion of the related corporate reorganization that generated a worthless stock deduction for tax purposes related to the investment in our Canadian subsidiary

The tax effect of these adjustments changed our net deferred income tax position from a net deferred income tax liability position to a net deferred income tax asset position. As a result, in 2008 we restored the $39 valuation allowance on NewPage Holding’s and NewPage’s deferred income taxes that was originally reversed at December 21, 2007. We also recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain state income taxes as it was more likely than not that we would not realize those benefits as a result of our history of losses. These adjustments resulted in corresponding adjustments to the value assigned to property, plant and equipment. During the fourth quarter of 2008, we recognized an adjustment of $17 to increase depreciation and amortization expense as a result of the finalization of the purchase price allocation.

The results of operations for the year ended December 31, 2007 include the results for SENA from the date of Acquisition. The following table summarizes selected unaudited pro forma consolidated statements of operations data for the years ended December 31, 2007 and 2006 as if the Acquisition had been completed at the beginning of the year.

Unaudited pro forma financial data:	2007	2006
Net sales	$4,476	$4,068
Net income (loss)	(94)	(213)

This selected unaudited pro forma consolidated financial data is included only for the purpose of illustration and does not necessarily indicate what the operating results would have been if the Acquisition had been completed on that date. Moreover, this information does not necessarily indicate what our future operating results will be. This information includes actual data in 2007 for the period subsequent to the date of the Acquisition. For periods prior to the Acquisition, the unaudited pro forma information includes certain expenses of SENA that are no longer incurred after the date of the Acquisition.

D.	INVENTORIES

Inventories as of December 31, 2008 and 2007, consist of:

	2008	2007
Finished and in-process goods	$385	$304
Raw materials	110	123
Stores and supplies	133	157

	$628	$584

Approximately 76% and 70% of inventories at December 31, 2008 and 2007 are valued using the LIFO method. If inventories had been valued at current costs, they would have been valued at $630 and $564 at December 31, 2008 and 2007.

E.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2008 and 2007, consist of:

	2008	2007
Land and land improvements	$110	$118
Buildings	361	419
Machinery and other	3,297	3,313
Construction in progress	78	80

	3,846	3,930
Less: accumulated depreciation and amortization	(641)	(366)

	$3,205	$3,564

See Note O for information related to the capital lease.

F.	OTHER ASSETS

Other assets as of December 31, 2008 and 2007, consist of:

	2008	2007
Prepaid pension	$—	$88
Financing costs (net of accumulated amortization of $38 and $26)	59	70
Other	50	40

	$109	$198

Amortization expense was $26, $17 and $15 for the years ended December 31, 2008, 2007 and 2006. Amortization expense for the next five years is expected to be $27 in 2009, $26 in 2010, $27 in 2011, $24 in 2012 and $20 in 2013.

G.	DERIVATIVE FINANCIAL INSTRUMENTS

We periodically use derivative financial instruments as part of our overall strategy to manage exposure to market risks associated with interest rate, foreign currency exchange rate and natural gas price fluctuations. We do not hold or issue derivative financial instruments for trading purposes. We regularly monitor the credit-worthiness of the counterparties to our derivative instruments in order to manage our credit risk exposures under these agreements. Our risk of loss in the event of nonperformance by any counterparty under derivative financial instrument agreements is not considered significant by management.

Interest Rates

We utilize interest-rate swap agreements to manage a portion of our interest-rate risk on our variable-rate debt instruments. As of December 31, 2008, we had outstanding interest rate swaps, designated as cash-flow hedges, totaling $1,350, expiring from June 2009 through December 2012. We receive amounts based on LIBOR and pay amounts at a weighted-average fixed rate of 3.7%.

We measure the fair values of our interest rate swaps under a Level 2 input as defined by SFAS No. 157. We value the interest rate swaps using observable interest rate yield curves for comparable assets and liabilities at commonly quoted intervals. As of December 31, 2008 and 2007, the fair values of the interest rate swaps were a liability of $(58) and $(2) included in other long-term obligations. We received (paid) cash on our interest rate agreements of $(6), $5 and $4 for the years ended December 31, 2008, 2007 and 2006, which was recorded in interest expense.

Natural Gas

In order to hedge the future cost of natural gas consumed at our mills, we engage in financial hedging of future gas purchase prices. We hedge with financial instruments that are priced based on New York Mercantile Exchange (NYMEX) natural gas futures contracts. We do not hedge basis (the effect of varying delivery points or locations) or transportation costs (the cost to transport the gas from the delivery point to a company location) under these transactions.

We measure the fair values of our natural gas contracts under a Level 2 input as defined by SFAS No. 157. We value the natural gas contracts based on natural gas futures contracts priced on the NYMEX. As of December 31, 2008, the fair value of the natural gas contracts was a liability of $(2) included in other long-term obligations.

Commodity Basket Option

As of May 2, 2005, we entered into a commodity basket option contract with J. Aron & Company, an affiliate of Goldman, Sachs & Co., and paid a premium of $72 for the contract, which was the fair value of the option at inception. We did not apply hedge accounting treatment for this contract and recorded changes in the fair value of the contract in other (income) expense. Other (income) expense for the year ended December 31, 2006 included non-cash losses of $47 determined based on the mark-to-market value of the option contract. This contract had a fair value of zero at December 31, 2007 and expired in April 2008.

H.	OTHER CURRENT LIABILITIES

Accounts payable as of December 31, 2008 and 2007 includes $28 and zero of outstanding checks in excess of cash.

Other current liabilities as of December 31, 2008 and 2007 consist of:

	2008	2007
Payroll and employee benefit costs	$97	$152
Restructuring	33	4
Interest	25	26
Customer rebates	28	25
Other	87	83

	$270	$290

I.	LONG-TERM DEBT

The balances of long-term debt as of December 31, 2008 and 2007 are as follows:

	2008	2007
Term loan senior secured credit facility (face amount $1,584 and $1,600; LIBOR plus 3.75%)	$1,541	$1,552
Floating rate senior secured notes (LIBOR plus 6.25%)	225	225
10% senior secured notes (face amount $806)	804	804
12% senior subordinated notes (face amount $200)	199	198
Capital lease	147	146

Total long-term debt, including current portion	2,916	2,925
Current portion of long-term debt	16	16

	$2,900	$2,909

In connection with the Acquisition, we entered into senior secured credit facilities consisting of a $1,600 senior secured term loan facility and a $500 senior secured revolving credit facility and applied the proceeds from the term loan to finance a portion of the Acquisition, repay the prior senior secured credit facilities and pay related expenses. Included in interest expense for the year ended December 31, 2007, is $17 for the write-off of financing costs related to the pre-Acquisition term loan and unused bridge financing commitment fees.

Substantially all of our assets are pledged as collateral under our various debt agreements.

Principal payments on long-term debt for the next five years are payable as follows: $16 in 2009, $16 in 2010, $16 in 2011, $1,047 in 2012 and $216 in 2013.

See Note O for additional information on the capital lease.

Senior Secured Credit Facilities

The senior secured credit facilities consist of a senior secured term loan of $1,600 and a senior secured revolving credit facility of $500. The senior secured credit facilities may be accelerated if we, as borrower, are unable to refinance the senior secured and subordinated notes prior to their maturity. Subject to customary conditions, including the absence of defaults under the revolving credit facility, amounts available under the revolving credit facility may be borrowed, repaid and re-borrowed, including in the form of letters of credit and swing line loans, until the maturity date thereof. The revolving credit facility may be utilized to fund working capital, to fund permitted acquisitions and capital expenditures, and for other general corporate purposes. The availability under the revolving credit facility is reduced by our outstanding letters of credit, which totaled $87 and $74 at December 31, 2008 and 2007. The amount of loans and letters of credit available to us pursuant to the revolving credit facility is limited to the lesser of $500 or an amount determined pursuant to a borrowing base. Based on availability under the borrowing base as of December 31, 2008, we had $341 of additional borrowing availability under the revolving credit facility. There were no borrowings outstanding under the revolving credit facility as of December 31, 2008 or 2007. The revolving credit facility matures the first to occur of (i) December 21, 2012 and (ii) the date that is 181 days prior to the scheduled maturity date of the term loan, senior secured notes, senior subordinated notes, the NewPage Holding PIK notes, and any refinancing thereof. Amounts outstanding under the revolving credit facility bear interest, at our option, at a rate per annum equal to either (i) the base rate plus 1.00%, or (ii) LIBOR plus 2.00%. The interest rate spreads are subject to reduction upon meeting certain leverage thresholds or upon the occurrence of an initial public offering. Certain customary fees are payable to the lenders and the agents under the senior secured credit facilities, including, without limitation, a commitment fee for the revolving credit facility based upon non-use of available funds and letter of credit fees and issuer fronting fees.

The term loan matures on the first to occur of (i) December 21, 2014 and (ii) the date that is 181 days prior to the scheduled maturity date of the senior secured notes, senior subordinated notes, the NewPage Holding PIK notes, and any refinancing thereof and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the senior term facility, with the balance payable at maturity. Future payments are reduced ratably for early principal repayments. The term loan is subject to mandatory prepayment with, in general, (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds of certain insurance and condemnation payments, subject to certain reinvestment rights; (iii) 50% of the net cash proceeds of equity offerings; (iv) 100% of the net cash proceeds of debt incurrence (other than debt incurrence permitted under the term facility); and (v) 50% of excess cash flow, as defined in the senior secured credit facility; generally the mandatory prepayment rates decline in accordance with a leverage ratio test. The loans under the term loan facility bear interest, at our option, at a rate per annum equal to either (i) the base rate plus 2.75%, or (ii) LIBOR plus 3.75%. The interest rate spreads are subject to reduction upon meeting certain leverage thresholds or upon the occurrence of an initial public offering. The weighted-average interest rate on the outstanding balance at December 31, 2008 and 2007 was 5.3% and 8.7%.

The senior secured credit facilities are jointly and severally guaranteed by our parent and each of our guarantor subsidiaries. Subject to certain customary exceptions, we and each of our guarantors granted to the lenders under the revolving credit facility a first priority security interest in and lien on our and our guarantor subsidiaries’ present and future cash, deposit accounts, accounts receivable, inventory and intercompany debt owed to us, our parent and our guarantor subsidiaries. Subject to certain customary exceptions, we and each of the guarantors granted to the lenders under the term loan (i) a first priority security interest in and lien on substantially all of our and our guarantor subsidiaries’ present and future property and assets (other than cash, deposit accounts, accounts receivable, inventory and intercompany debt owed to us, our parent and our guarantor subsidiaries), including the capital stock of the guarantor subsidiaries and 65% of the capital stock of our foreign subsidiaries, if any, as well as our capital stock owned by our parent and (ii) a second priority security interest in and lien on our and our guarantor subsidiaries’ present and future cash, deposit accounts, accounts receivable, inventory and intercompany debt owed to us, our parent or our guarantor subsidiaries.

The senior secured credit facilities contain various customary affirmative and negative covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations, (iii) repay other indebtedness, (iv) pay certain restricted payments and dividends, (v) create liens on assets or prohibit the creation of liens on assets, (vi) make investments, loans or advances, (vii) restrict distributions to our company from our subsidiaries, (viii) make certain acquisitions, (ix) engage in mergers or consolidations, (x) enter into sale and leaseback transactions, (xi) engage in certain transactions with subsidiaries that are not guarantors of the senior secured credit facilities or with affiliates or (xii) amend the terms of the notes and otherwise restrict corporate activities. In addition, under the term loan (and under the revolving credit facility to the extent that our unused borrowing availability under the revolving credit facility plus excess cash are below $50 for 10 consecutive business days or $25 for three consecutive days), we are required to comply with specified financial ratios and tests, including a minimum interest and fixed charge coverage ratios, maximum senior and total leverage ratios and maximum capital expenditures. The required financial covenant levels become more restrictive over the term of the senior secured credit facilities. By December 31, 2009, the leverage ratio declines to 5.00 with further decreases over the following three years to 3.75, the senior leverage ratio declines to 2.50 with further decreases over the following three years to 1.25, the interest coverage ratio increases to 2.00 with a further increase to 2.50 the following year and the fixed charge coverage ratio increases to 1.10. Certain items included in results of operations are excluded under the definition of “consolidated adjusted EBITDA” used to calculate compliance with the financial covenants in our senior secured credit facilities. These include items such as equity award expense, the effect of LIFO inventory accounting, non-cash pension expense, cost of restructuring activities and costs related to the integration of the two businesses, among other items.

Below are the required financial covenant levels and the actual levels as of December 31, 2008:

	Covenant	Actual
Maximum Leverage Ratio	5.75	4.77
Maximum Senior Leverage Ratio	3.25	2.52
Minimum Interest Coverage Ratio	1.75	2.43
Minimum Fixed Charge Coverage Ratio	1.00	1.41

We were in compliance with all covenants as of December 31, 2008. Despite the current negative economic environment, we believe our cash flows from operations, available borrowings under our revolving credit facility and cash and cash equivalents will be adequate to meet our liquidity needs for the next twelve months. Based on our projections for 2009, we believe that we will be in compliance with all financial covenants in 2009 and based on our evaluation of the current credit worthiness of the participating lenders under our revolving credit facility, believe we will continue to be able to access funds under this facility in 2009. Our 2009 projections anticipate pricing and volume trends consistent with the unfavorable supply versus demand trend that began in the fourth quarter of 2008 and continued volatility in energy and commodity costs, although at lower levels when compared to the 2008 peak.

We believe if volumes were to decrease somewhat compared to current projections, that we would be able to take actions such as capacity reductions or redundancy programs to maintain compliance with our financial covenants.

If a violation of our financial covenants were likely, we would attempt to obtain a waiver or amendment to the covenants. In addition, the senior secured credit agreements allow the shareholders of NewPage Group to make an equity contribution to NewPage within 10 days of the delivery of the compliance certificate to the administrative agent. The equity contribution would be added to consolidated adjusted EBITDA to determine compliance for an amount up to a maximum of $50 twice per year. We cannot provide assurance that waivers or amendments could be obtained or whether the shareholders of NewPage Group would make an equity contribution to cure a violation. If we did violate our financial covenants and were not able to obtain a waiver or amendment to the covenants and the shareholders of NewPage Group did not make an equity contribution to cure the violation, the debt would become immediately payable. We do not have sufficient cash on hand to satisfy such a demand. Accordingly, the inability to comply with the covenants or obtain waivers or amendments for non-compliance would have a material adverse effect on our financial position, results of operations, liquidity and cash flows.

Floating Rate and 10% Senior Secured Notes

The senior secured notes consist of $806 face value of 10% senior secured notes and $225 of floating rate senior secured notes issued by NewPage. The senior secured notes mature on May 1, 2012. Interest on the 10% senior secured notes is payable semi-annually in arrears on May 1 and November 1. Interest on the 10% senior secured notes is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the floating rate senior secured notes accrues at a rate per annum, reset quarterly, equal to LIBOR plus 6.25% (9.4% and 11.2% at December 31, 2008 and 2007). We pay interest on the floating rate senior secured notes quarterly, in arrears, on every February 1, May 1, August 1 and November 1.

The senior secured notes are secured on a second-priority basis by liens on all of the assets of NewPage and the guarantors other than the collateral securing the revolving credit facility and the stock of our subsidiaries; are subordinated, to the extent of the value of the assets securing that indebtedness, to the senior secured credit facility; are senior in right of payment to our existing and future subordinated indebtedness, including the senior subordinated notes; and are jointly and severally unconditionally guaranteed by most of our subsidiaries.

At any time prior to May 1, 2009, we may redeem all or a part of the 10% senior secured notes at a redemption price equal to 100% plus a “make-whole” premium. On or after May 1, 2009, we may redeem all or a part of the 10% senior secured notes at an initial redemption price of 106%. On or after May 1, 2009, we may redeem all or a part of the floating rate senior secured notes at an initial redemption price of 103%. If a change of control occurs, each holder of senior secured notes has the right to require us to repurchase all or any part of that holder’s senior secured notes at 101% of the face value.

The senior secured notes contain various customary covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations or issue preferred stock, (iii) repay other indebtedness, (iv) pay certain restricted payments and dividends, (v) create liens on assets or prohibit the creation of liens on assets, (vi) make investments, loans or advances, (vii) restrict distributions to our company from our subsidiaries, (viii) make certain acquisitions, (ix) engage in mergers or consolidations, (x) enter into sale and leaseback transactions, (xi) engage in certain transactions with subsidiaries that are not guarantors of the senior secured credit facilities or with affiliates or (xii) amend the terms of the notes and otherwise restrict corporate activities.

12% Senior Subordinated Notes

The senior subordinated notes, issued by NewPage, consist of $200 face value senior subordinated notes that mature on May 1, 2013. The senior subordinated notes are general unsecured obligations and are subordinated in right of payment to all our existing and future senior debt, including the senior secured notes and borrowings under the senior secured credit facilities. Interest on the senior subordinated notes accrues at the rate of 12.0% per annum and is payable semi-annually in arrears on May 1 and November 1. The senior subordinated notes are jointly and severally guaranteed by most of our subsidiaries.

At any time prior to May 1, 2009, we may redeem all or a part of the senior subordinated notes at a redemption price equal to 100% plus a “make-whole” premium. On or after May 1, 2009, we may redeem all or a part of the senior subordinated notes at an initial redemption price of 106%. If a change of control occurs, each holder of the senior subordinated notes has the right to require us to repurchase all or any part of that holder’s senior subordinated notes at 101% of the face value.

The senior subordinated notes contain various customary covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations or issue preferred stock, (iii) repay other indebtedness, (iv) pay certain restricted payments and dividends, (v) create liens on assets or prohibit the creation of liens on assets, (vi) make investments, loans or advances, (vii) restrict distributions to our company from our subsidiaries, (viii) make certain acquisitions, (ix) engage in mergers or consolidations, (x) enter into sale and leaseback transactions, (xi) engage in certain transactions with subsidiaries that are not guarantors of the senior secured credit facilities or with affiliates or (xii) amend the terms of the notes and otherwise restrict corporate activities.

J.	INCOME TAXES

The principal current and noncurrent deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$903	$602
Compensation-related costs	296	154
Intangible assets	60	67
Tax credits	64	42
Other accruals and reserves	68	38

Total deferred tax assets	1,391	903
Valuation allowance	(623)	(391)

Net deferred tax assets	768	512

Deferred tax liabilities:
Property, plant and equipment	(761)	(760)
Inventory	(18)	(10)
Other	(2)	(16)

Total deferred tax liabilities	(781)	(786)

Net deferred tax liability	$(13)	$(274)

Included in the balance sheet:
Other current assets—deferred tax asset	$—	$19
Other current liabilities—deferred tax liability	(7)	—
Noncurrent net deferred tax liability	(6)	(293)

Net deferred tax liability	$(13)	$(274)

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, we recognized a $1 reduction in deferred tax assets and a corresponding decrease in the valuation allowance. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$1
Additions related to the Acquisition	62

Balance at December 31, 2007	63
Additions related to the Acquisition	58

Balance at December 31, 2008	$121

The significant components of the income tax provision (benefit) are as follows:

	Year Ended December 31,
	2008	2007	2006
Deferred income tax expense (benefit):
U.S. federal	$(60)	$10	$(13)
State and local	(33)	(4)	1

Total deferred income tax expense (benefit)	(93)	6	(12)
Valuation allowance	87	4	8

	(6)	10	(4)
Allocation to other comprehensive income (loss)	(6)	6	—

Income tax (benefit)	$—	$4	$(4)

The following tables summarizes the major differences between the actual income tax provision (benefit) attributable to continuing operations and taxes computed at the U.S. federal statutory rate:

	Year Ended December 31,
	2008	2007	2006
Income tax benefit computed at the U.S. federal statutory rate of 35%	$(46)	$(1)	$(7)
State and local income taxes, net of federal benefit	(33)	(4)	2
Permanent differences	—	6	3
Tax credits	(8)	(1)	(2)
Valuation allowance	87	4	8
Other	—	—	(8)

Income tax (benefit)	$—	$4	$(4)

Effective tax rate	(0.2)%	(101.4)%	18.6%

We file income tax returns in the United States for federal and various state jurisdictions and in Canada. As of December 31, 2008, periods beginning in 2005 are still open for examination by various taxing authorities.

The federal net operating loss carryforward at December 31, 2008 was $1,790 and expires between 2021 and 2028. The Canadian federal net operating loss carryforward available to reduce Canadian federal taxable income at December 31, 2008 was C$1,116 and expires between 2025 and 2027. We have recorded a valuation allowance against our net deferred tax assets for U.S. and Canadian federal income taxes and for certain states since it is more likely than not that we will not realize these benefits as a result of the negative evidence presented by our history of losses. A reconciliation of the valuation allowance on deferred tax assets is as follows:

Balance at December 31, 2007	$391
Acquisition-related adjustments	145
Current year activity	87

Balance at December 31, 2008	$623

During 2008, we recognized an increase in deferred income tax assets of $281, primarily related to the completion of our analysis of the SENA opening balance sheet to recognize the difference between the book and tax bases for the investment in our Canadian subsidiary and the completion of the related corporate reorganization that generated a worthless stock deduction for tax purposes related to the investment in our Canadian subsidiary. These changes also resulted in an increase in the amount of unrecognized tax benefits of $58.

The tax effect of these adjustments changed our net deferred income tax position from a net deferred income tax liability position to a net deferred income tax asset position. As a result, in 2008 we restored the $39 valuation allowance on NewPage Holding’s and NewPage’s deferred income taxes that was originally reversed at December 21, 2007. We also recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain state income taxes as it was more likely than not that we would not realize those benefits as a result of our history of losses. Because of the change to a net deferred income tax asset position, we recognized the reversal of the allocation to other comprehensive income (loss) for income tax expense of $6.

K.	EQUITY

As of December 31, 2008, NewPage Group was the sole holder of record of the shares of NewPage Holding common stock and NewPage Holding was the sole holder of record of the shares of NewPage common stock. There is no established public trading market for our common stock and we have never paid or declared a cash dividend on the common stock. Our debt agreements restrict our ability and the ability of our subsidiaries to pay dividends. On December 21, 2007, Escanaba Timber contributed all of its outstanding common stock of NewPage Holding to NewPage Group in exchange for NewPage Group common stock.

In conjunction with the Acquisition, we recorded an equity contribution of $347 from NewPage Group, which consists of the fair value for the NewPage Group PIK Notes of $206 and the fair value of the 19.9% ownership of NewPage Group’s common stock issued to SEO of $141.

Equity Compensation

Maple Timber Management Interests

Certain members of management were granted Common Percentage Interests (“Management Interests”) in Maple Timber, our former indirect parent. In connection with the equity reorganization, all unvested Management Interests became vested as of December 21, 2007, the Management Interests were exchanged for NewPage Group common stock, and we recognized additional expense of $8 in 2007 as a result of the exchange. The fair value of Management Interests granted totaled $3 for the year ended December 31, 2006.

We have recognized expense related to the Management Interests of $13 and $11, included in selling, general and administrative expenses, for the years ended December 31, 2007 and 2006. The 2007 expense includes $4 for the repurchase of unvested equity interests granted to former executive officers and $8 for the vesting of the unvested Management Interests. The 2006 expense includes $9 for the repurchase of unvested equity interests granted to former executive officers.

Under repurchase agreements entered into with each of the executive officers, Maple Timber agreed to repurchase each executive officer’s Common Percentage Interests in certain situations, including termination of employment by NewPage without cause. NewPage loaned an aggregate of $11 to Maple Timber to enable it to satisfy its repurchase obligations in 2006 and 2007. The same repurchase obligations apply to NewPage Group common stock issued to replace the exchanged Common Percentage Interests and in 2008, NewPage loaned $6 to NewPage Group to enable it to satisfy its repurchase obligations. These loans were recorded as a reduction in shareholder’s equity as repayment is not assured.

Furthermore, certain other members of management were issued options to purchase Common Percentage Interests that only vest upon the occurrence of a change of control or an initial public offering. In connection with the equity reorganization these options were converted to options to purchase NewPage Group common stock.

NewPage Group Equity Incentive Plan

In 2007, the board of directors of NewPage Group adopted the NewPage Group Equity Incentive Plan and authorized 9.9 million shares for issuance under the plan. Grants under the incentive plan may include stock options, stock appreciation rights, restricted stock, performance awards (including cash performance awards) and other equity-based awards. Grants of stock options and other stock-based compensation awards are approved by the compensation committee of NewPage Group’s board of directors.

Stock options are the only form of compensation granted under the incentive plan as of December 31, 2008. Stock options expire not later than ten years from the date of grant. Effective as of December 21, 2007, options on 6,282,315 shares were awarded under the plan. Half of the options will vest in three equal annual installments through December 31, 2010. The other 50% of the options will vest in three equal annual installments based on meeting performance targets at the sole discretion of the compensation committee, during 2008, 2009 and 2010. To the extent performance targets are not met in a given year, they can still be met on a cumulative basis in a subsequent period during the three-year vesting period. All options will vest only to the extent the employee remains employed by us on each vesting date. However, a portion of the options will automatically vest upon a change of control or an initial public offering. Because the performance targets are determined annually, the performance-based options will not be considered granted until the performance criteria are approved by the compensation committee. Thus, while the performance-based options have already been awarded, for accounting purposes they will not be considered granted until the performance criteria are approved by the compensation committee in a future period. The performance criteria for the 2008 tranche of the performance-based options were approved on March 24, 2008 and those options were considered granted at that date. Expense for these grants was recognized during the first three quarters of 2008. During the fourth quarter of 2008, the previously recognized expense of $7 associated with these grants was reversed when it became improbable that performance targets would be met for 2008. Awards made in 2008 have similar terms.

The following table summarizes activity in the plan:

Shares of NewPage Group issuable under stock options, in thousands	Options	Weighted- average exercise price
Outstanding at December 31, 2007	3,373	$19.83
Granted	1,692	21.26
Forfeited	(1,043)	21.22

Outstanding at December 31, 2008	4,022	20.46

Exercisable at December 31, 2008	847	21.24

The outstanding options and the exercisable options at December 31, 2008, each have a weighted-average remaining contractual life of 9.0 years. As of December 31, 2008, unrecognized compensation cost for outstanding options totaled $14. Stock compensation expense is expected to be $9, $4 and $1 in 2009, 2010 and 2011 for these options.

We utilize a Black-Scholes pricing model to determine the fair value of options granted in accordance with SFAS 123R. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of other variables. These variables include expected stock price volatility over the term of the awards and projected employee stock option exercise behaviors (term of option). We estimate the expected term of options granted by incorporating the contractual term of the options and employees’ expected exercise behaviors. We estimate the volatility of our common stock by considering volatility of appropriate peer companies and adjusting for factors unique to our stock, including the effect of debt leverage. Assumptions used to determine the fair value of option grants are as follows:

	Year ended December 31,
	2008	2007
Weighted-average fair value of options granted	$12.33	$12.28
Weighted average assumptions used for grants:
Expected volatility	60%	60%
Risk-free interest rate	3.2%	3.7%
Expected life of option (in years)	5	6

We have recognized expense for options of $18 and $1, included in selling, general and administrative expenses, for the years ended December 31, 2008 and 2007.

L.	RETIREMENT AND OTHER POSTRETIREMENT BENEFITS

We provide retirement benefits for certain employees. In the U.S., pension benefits are provided through employer-funded qualified and non-qualified (unfunded) defined benefit plans and are a function of either years worked multiplied by a flat monetary benefit, or of years worked multiplied by the highest five years average earnings out of the last ten years of an employee’s pensionable service. As of January 1, 2009, benefits for U.S. salaried employees will be determined under a cash balance plan and existing accumulated benefits will be frozen. In Canada, pension benefits are provided through employer- and employee-funded defined benefit plans and benefits are a function of years worked and average final earnings during an employee’s pensionable service. Certain of the pension benefits are provided in accordance with collective bargaining agreements. Where pre-funding is required, independent actuaries determine the employer contributions necessary to meet the future obligations of the plans and such plan assets are held in trust for the plans. Benefits under our Canadian supplemental pension plan are unfunded but are secured through a letter of credit arrangement (Note N).

We also provide other retirement and post-employment benefits for certain employees, which may include healthcare benefits for certain retirees prior to their reaching age 65, healthcare benefits for certain retirees on and after their reaching age 65, long-term disability benefits, continued group life insurance and extended health and dental benefits. These benefits are provided through various employer- and/or employee-funded postretirement benefit plans. We generally fund the employer portion of these other postretirement benefits on a pay-as-you-go basis. In certain instances in the United States, benefits had been voluntarily pre-funded through a Voluntary Employee Benefit Association (“VEBA”). For certain U.S. postretirement healthcare plans, the employer contributions toward the annual healthcare premium equivalent for retirees are limited to a specific monetary value or percentage, in which instance the remainder of the premium equivalent is the responsibility of the retiree. Certain of the other postretirement benefits are provided in accordance with collective bargaining agreements.

We also sponsor defined contribution plans for certain U.S. employees. Employees may elect to contribute a percentage of their salary on a pre-tax basis, subject to regulatory limitations, into an account with an independent trustee which can then be invested in a variety of investment options at the employee’s discretion. We may also contribute to the employee’s account depending upon the requirements of the plan. For certain employees these employer contributions may be in the form of a specified percentage of each employee’s total compensation or in the form of discretionary profit-sharing that may vary depending on the achievement of certain objectives. Certain of the U.S. defined contribution benefits are provided in accordance with collective bargaining agreements. During the years ended December 31, 2008, 2007 and 2006, we incurred expenses of $21, $16 and $15 for employer contributions to these defined contribution plans.

The following tables set forth the changes in the benefit obligation relating to defined benefit pension and other postretirement benefits and fair value of plan assets during the year and also the funded status of our defined benefit pension and other postretirement benefit plans showing the amounts recognized in our consolidated balance sheets as of December 31, 2008 and 2007. The U.S. defined benefit pension obligations include unfunded liabilities of $13 and $12 as of December 31, 2008 and 2007, associated with a non-qualified defined benefit pension plan in the United States.

	Pension Plans
	U.S. Plans		Canadian Plans
	2008	2007	2008	2007
Benefit obligation at beginning of period	$1,007	$197	$333	$—
Acquisition (adjustment)	(29)	804	—	325
Service cost	17	9	3	—
Interest cost	61	16	17	1
Plan participant contributions	—	—	2	—
Benefits paid	(65)	(12)	(19)	—
Plan amendments	3	—	—	—
Termination benefits	1	1	—	—
Foreign currency exchange rate changes	—	—	(55)	—
Actuarial (gains) losses	58	(8)	(47)	7

Benefit obligation at end of period	1,053	1,007	234	333

Fair value of plan assets at beginning of period	1,084	244	296	—
Acquisition	—	808	—	296
Actual return (loss) on plan assets	(222)	44	(43)	—
Plan participant contributions	—	—	2	—
Employer contributions	1	—	9	—
Benefits paid	(65)	(12)	(19)	—
Foreign currency exchange rate changes	—	—	(48)	—

Fair value of plan assets at end of period	798	1,084	197	296

Funded status at end of period	$(255)	$77	$(37)	$(37)

Included in the balance sheet:
Other assets	$—	$89	$—	$—
Other current liabilities	(1)	(1)	—	—
Other long-term obligations	(254)	(11)	(37)	(37)

Total net asset (liability)	$(255)	$77	$(37)	$(37)

Weighted-average assumptions:
Discount rate	6.2%	6.4%	7.5%	5.5%
Rate of compensation increase for compensation-based plans	4.0%	4.5%	3.0%	2.5%

	Other Postretirement Plans
	U.S. Plans		Canadian Plans
	2008	2007	2008	2007
Benefit obligation at beginning of period	$272	$23	$27	$—
Acquisition (adjustment)	(26)	247	—	26
Service cost	2	1	1	—
Interest cost	14	2	1	—
Plan participant contributions	—	1	—	—
Benefits paid	(30)	(2)	(2)	—
Plan amendments	(10)	—	—	—
Foreign currency exchange rate changes	—	—	(4)	—
Actuarial (gains) losses	(2)	—	(7)	1

Benefit obligation at end of period	220	272	16	27

Fair value of plan assets at beginning of period	10	—	—	—
Acquisition	—	10	—	—
Plan participant contributions	—	1	—	—
Employer contributions	20	1	2	—
Benefits paid	(30)	(2)	(2)	—

Fair value of plan assets at end of period	—	10	—	—

Funded status at end of period	$(220)	$(262)	$(16)	$(27)

Included in the balance sheet:
Other current liabilities	$(27)	$(27)	$(1)	$—
Other long-term obligations	(193)	(235)	(15)	(27)

Total net asset (liability)	$(220)	$(262)	$(16)	$(27)

Weighted-average assumptions—
Discount rate	6.2%	6.1%	7.3%	5.0%

The assumed discount rates used in determining the benefit obligations were determined by reference to the yield on zero-coupon corporate bonds rated Aa or AA maturing in conjunction with the expected timing and amount of future benefit payments.

The amounts in accumulated other comprehensive income (loss) that have not been recognized as components of net periodic defined benefit pension and other postretirement benefit cost as of December 31, 2008 and 2007 are as follows:

	2008
	Pension Plans		Other Post-retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Unrecognized net actuarial (gains) losses	$323	$20	$(4)	$(6)	$333
Net prior service cost (credit)	3	—	(9)	—	(6)

Total accumulated other comprehensive income (loss)	$326	$20	$(13)	$(6)	$327

	2007
	Pension Plans		Other Post-retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Total accumulated other comprehensive income (loss)—Unrecognized net actuarial (gains) losses	$(39)	$8	$(2)	$—	$(33)

The components of other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) are as follows:

	2008
	Pension Plans		Other Post-retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Net actuarial (gains) losses	$362	$15	$(2)	$(7)	$368
Net prior service cost (credit)	3	—	(10)	—	(7)
Amortization of net prior service credit	—	—	1	—	1
Foreign currency exchange rate changes	—	(3)	—	1	(2)

Total recognized in other comprehensive income (loss)	$365	$12	$(11)	$(6)	$360

	2007
	Pension Plans		Other Post-Retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Total recognized in other comprehensive income (loss)—Net actuarial (gains) losses	$(25)	$8	$(2)	$—	$(19)

The estimated net actuarial loss and prior service cost for the U.S. defined benefit pension plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year are $22 and less than $1. The estimated net actuarial loss for the Canadian defined benefit pension plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year is less than $1. The estimated net actuarial (gain) and prior service cost for U.S. other postretirement benefit plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year is zero and $(1). The estimated net actuarial (gain) for Canadian other postretirement benefit plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year is less than $(1).

Total accumulated benefit obligation (“ABO”) as of December 31, 2008 and 2007 was $1,053 and $976 for all U.S. defined benefit pension plans and $227 and $318 for all Canadian defined benefit pension plans.

For defined benefit pension plans where the ABO exceeds the fair value of plan assets, the ABO, the projected benefit obligation (“PBO”) and the fair value of plan assets as of December 31, 2008 and 2007 are as follows:

	2008		2007
	U.S.	Canada	U.S.	Canada
ABO	$1,053	$227	$12	$220
PBO	1,053	234	12	231
Fair value of assets	798	197	—	197

For defined benefit pension plans where the PBO exceeds the fair value of plan assets, the ABO, the PBO and fair value of plan assets as of December 31, 2008 and 2007 are as follows:

	2008		2007
	U.S.	Canada	U.S.	Canada
ABO	$1,053	$227	$12	$318
PBO	1,053	234	12	333
Fair value of assets	798	197	—	296

Pension plan assets are held in trusts with investment policies providing a framework within which to manage the assets in each trust. The long-term strategic allocation target ranges for investments for the U.S. and Canadian pension plans are as follows:

	U.S.	Canada
Cash and cash equivalents	0% to 10%	0% to 10%
Equity securities	45% to 65%	55% to 65%
Debt securities	30% to 40%	35% to 45%
Real estate	0% to 10%	N/A
Other, including alternative investments	0% to 10%	N/A

The expected role of equity investments is to invest in well-diversified portfolios of domestic and international securities. The role of debt investments is to invest in well-diversified portfolios of debt instruments such that the average weighted duration does not exceed the duration of the Lehman Brothers Aggregate Index by more than approximately two years. We review investment policy statements at least once per year. In addition, the portfolios are reviewed at least quarterly to determine their deviation from target weightings and are rebalanced as necessary.

Defined benefit pension plan assets percentage of fair value by asset category at December 31, 2008 and 2007 are as follows:

	2008		2007
	U.S. %	Canada %	U.S. %	Canada %
Cash and cash equivalents	2	—	6	5
Equity securities	46	57	55	54
Debt securities	42	42	29	41
Real estate	4	—	4	—
Other, including alternative investments	6	1	6	—

Total	100	100	100	100

The expected long-term rates of return on plan assets were derived based on the capital market assumptions for each designated asset class under the respective trust’s investment policy. The capital market assumptions reflect a combination of historical performance analysis and the forward-looking return expectations of the financial markets.

A summary of the components of net periodic costs for the years ended December 31, 2008, 2007 and 2006, is as follows:

Pension Plans

	U.S. Plans			Canadian Plans
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007
Service cost	$17	$8	$9	$3	$—
Interest cost	61	13	12	17	1
Termination benefits	1	1	—	—	—
Expected return on plan assets	(82)	(20)	(19)	(19)	(1)

Net periodic cost before settlement and curtailment	(3)	2	2	1	—
Settlement loss	—	—	5	—	—
Curtailment loss	—	—	2	—	—

Net periodic cost (income) after settlement and curtailment	(3)	2	9	1	—
Less—cost (income) allocated to discontinued operations	—	—	7	—	—

Net periodic cost (income) allocated to continuing operations	$(3)	$2	$2	$1	$—

Weighted-average assumptions:
Discount rate	6.4%	6.3%	5.7%	5.5%	5.7%
Long-term expected rate of return on plan assets	7.9%	7.9%	7.4%	7.0%	7.0%
Rate of compensation increase for compensation-based plans	4.5%	4.5%	N/A	3.0%	2.5%

Other Postretirement Plans

	U.S. Plans			Canadian Plans
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007
Service cost	$2	$1	$1	$1	$—
Interest cost	14	2	1	1	—
Expected return on plan assets	(1)	—	—	—	—
Amortization of net prior service cost (credit)	(1)	—	—	—	—
Termination benefits	—	—	1	—	—

Net periodic cost before settlement and curtailment	14	3	3	2	—
Curtailment (gain) loss	—	—	(8)	—	—

Net periodic cost (income) after settlement and curtailment	14	3	(5)	2	—
Less—cost (income) allocated to discontinued operations	—	—	(7)	—	—

Net periodic cost allocated to continuing operations	$14	$3	$2	$2	$—

Weighted-average assumptions:
Discount rate	6.1%	6.1%	5.6%	5.0%	5.2%
Weighted-average healthcare cost trend rate	10.0%	8.4%	11.0%	9.5%	13.0%
Long-term expected rate of return on plan assets	4.5%	4.5%	—	—	—

The annual rate of increase in healthcare costs in the U.S. is assumed to decline ratably each year until reaching 5.0% in 2017. The annual rate of increase in healthcare costs in Canada is assumed to decline ratably each year until reaching 5.5% in 2014.

A one-percentage-point change in assumed retiree healthcare costs trend rates would have the following effects at December 31, 2008:

	Increase		Decrease
	U.S.	Canada	U.S.	Canada
Effect on total service and interest cost components	$—	$—	$—	$—
Effect on accumulated postretirement benefit obligation	2	—	(2)	—

Estimated future benefit payments for the plans for each of the next five years and for the five years thereafter are expected to be paid as follows:

	Pension Plans		Other Postretirement Plans
	U.S.	Canada	U.S.	Canada
2009	$63	$17	$27	$2
2010	64	17	26	2
2011	65	18	25	2
2012	67	18	24	2
2013	68	18	22	2
2014 through 2018	366	90	95	7

Expected employer contributions to be paid during the next year are as follows:

	Pension Plans		Other Postretirement Plans
	U.S.	Canada	U.S.	Canada
Expected payments during 2009	$1	$15	$27	$2

A curtailment loss of $1 resulted from the permanent shutdown of our No. 7 paper machine and related activities at the Luke, Maryland, mill during the fourth quarter of 2006. Because the curtailment loss occurred after the plan measurement date, but before our year end, the loss was recognized in the first quarter of 2007 in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.

As a result of the restructuring actions described in Note M, during the first quarter of 2008 we recognized a special termination charge of $1 in cost of sales for employees affected by the shutdown of the No. 11 paper machine in Rumford, Maine. During 2008, we recorded adjustments to the purchase price allocation for decisions made to reduce benefits for salaried employees to reflect a $29 reduction in benefit obligations under the NPCP pension plans and a $25 reduction in benefit obligations under a NPCP postretirement plan.

M.	RESTRUCTURING

SENA Acquisition

During 2008, we announced actions being taken to integrate NewPage operations and the former SENA facilities and services. These actions were intended to create a single business platform, enable us to remain competitive in the marketplace, serve our customers more efficiently, balance supply and customer demand and deliver on the projected synergies of the Acquisition.

The restructuring actions taken are as follows:

•	Permanently close the No. 11 paper machine in Rumford, Maine, in February 2008; approximately 60 employees were affected by the shutdown

•	Permanently close the pulp mill and both paper machines in Niagara, Wisconsin, in June 2008; approximately 320 employees were affected by the shutdown

•

Permanently close the No. 95 paper machine in Kimberly, Wisconsin, in May 2008 and the mill and both remaining paper machines, Nos. 96 and 97, in September 2008; approximately 600 employees were affected by the shutdowns

•	Permanently close the Chillicothe, Ohio, converting facility in February 2009; approximately 160 employees were affected by the shutdown

•	Reduce personnel in other areas, including sales, finance and other support functions; approximately 200 employees will be affected by this action

During 2008, as a result of these actions, we incurred charges of $34, including $22 in accelerated depreciation and $5 in inventory write-offs recorded in cost of sales and $7 of employee-related costs, of which $5 is recorded in cost of sales and $2 is recorded in selling, general and administrative expenses. In addition, during 2008 we recorded liabilities of $39 for employee-related costs of former SENA employees and $22 for closure costs of acquired plants in the purchase price allocation. Most of the affected employees had separated from the company by December 31, 2008 and the remainder will separate in 2009. We expect all remaining closure-related activities to be substantially completed in 2009.

The activity in the accrued restructuring liability relating to these actions for the year ended December 31, 2008 was as follows:

	Closure Costs	Employee Costs
Balance accrued at December 31, 2007	$—	$4
Additions to reserve recorded in the purchase price allocation	22	39
Current charges	—	7
Payments	(8)	(31)

Balance accrued at December 31, 2008	$14	$19

Shutdown of No. 7 Paper Machine at Luke, Maryland

During the fourth quarter of 2006, we announced a plan to permanently shut down the No. 7 paper machine and related activities and to reduce headcount by approximately 130 employees at the Luke, Maryland mill. As a result of this action, we incurred pretax charges, recorded in cost of sales, of $18, including $15 for accelerated depreciation and inventory write-offs recorded in the fourth quarter of 2006 and $3 for severance and early retirement benefits, of which $2 was recorded in the fourth quarter of 2006 and $1 was recorded in the first quarter of 2007. As of June 30, 2007, this action was complete.

N.	COMMITMENTS AND CONTINGENCIES

Contingencies

Claims have been made against us for the costs of environmental remedial measures taken or to be taken. Reserves for these liabilities have been established and no insurance recoveries have been anticipated in the determination of the reserves. We are involved in various other litigation and administrative proceedings arising in the normal course of business. Although the ultimate outcome of these matters cannot be predicted with certainty, we do not believe that the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of them combined, will have a material adverse effect on our financial condition, results of operations or liquidity.

Commitments

We are party to fiber supply agreements that entitle us to purchase minimum volumes of wood at market prices for periods through 2026, with renewal periods at our option. We are required to purchase minimum levels and have optional volumes that we can purchase under some of the agreements. The agreements include a limitation of damages under which our maximum potential damages for default are based on a price per ton of wood not delivered, and excuse performance if the failure is the result of a force majeure event that would have prevented either party from performing its obligations. The aggregate maximum amount of potential damages declines from approximately $21 per year in 2009 and totals an aggregate of $192 for all periods. These contracts are assignable by either party with mutual consent.

We have provided letters of credit to various environmental agencies as a means of providing financial assurance with regard to environmental liabilities. We also provided a letter of credit for securing a supplemental pension obligation and letters of credit or other financial assurance obligations to fulfill supplier financial assurance requirements. As of December 31, 2008, we had $87 in outstanding letters of credit. Payment would only be required under these letters of credit if we defaulted on commitments made under these arrangements.

We are a party to a service agreement that provides information technology services through December 31, 2017 and human resources services through January 31, 2013 necessary to support our operations, at specified monthly base prices. The base price for services under the agreement is approximately $25 annually and can be terminated with an early termination payment that declines over time.

In 2006, we were awarded financial assistance in the amount of Canadian $65 from the Province of Nova Scotia in settlement of its commitment to provide licensed land to the Port Hawkesbury mill. The amount will be paid out over seven years (C$10 in each of the first six years, and C$5 in the seventh year) and is recorded in cost of sales. Payout is to be made upon completion of each cumulative 12 month period of operation of the paper machines. If there is no production for 24 continuous months, all current and future payments will be forfeited.

O.	LEASE OBLIGATIONS

We lease certain buildings, transportation equipment and office equipment under operating leases with terms of one to 10 years. Rental expense for the years ended December 31, 2008, 2007 and 2006 was $23, $15 and $15.

As part of the Acquisition, we assumed the rights and obligations associated with a capital lease for a paper machine. The lease has a basic lease term which expires in 2014. At the end of the basic lease term, we have the option to purchase the machine or the lessor can require us to renew the lease through 2025. The lease contains purchase options at amounts approximating fair market value in 2010 and at lease termination. This lease requires us to pay customary operating and repair expenses and to observe certain operating restrictions. The leased asset is included in property, plant and equipment.

Future minimum non-cancelable operating lease payments and capital lease payments and the related present value of the capital lease payments at December 31, 2008 are as follows:

	Operating Leases	Capital Lease
2009	$9	$7
2010	7	7
2011	6	7
2012	4	7
2013	3	8
Thereafter	4	164

Total minimum lease payments	$33	200

Portion representing interest		(53)
Present value of net minimum lease payments		$147

P.	RELATED PARTY TRANSACTIONS

Cerberus retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. We believe that the terms of these consulting arrangements are materially consistent with those terms that would have been obtained in an arrangement with an unaffiliated third party. We have commercial arrangements with other entities that are owned or controlled by Cerberus. We are a party to a capital lease for which Chrysler Capital, an affiliate of Cerberus, is an equity investor and is entitled to certain equity buyout payments no earlier than 2014. The lease was entered into before Chrysler Capital became an affiliate of Cerberus. In addition, Commercial Finance LLC, an affiliate of Cerberus, is a lender under our senior secured revolving credit facility. We believe that these transactions are on arms’-length terms and are not material to our results of operations or financial position.

Subsequent to the Acquisition, we are a party to various purchase agreements with SEO. We also sell power generated at Consolidated Water Power Company, a wholly-owned subsidiary, to a subsidiary of SEO. We believe that these transactions are on arms’-length terms and are not material to our results of operations or financial position.

Q.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Total comprehensive income (loss) is comprised of net income (loss), net unrealized gain (loss) on cash flow hedges, foreign currency translation adjustments and net actuarial gain (loss) and net prior service cost (credit) on our defined benefit plans. The components of accumulated other comprehensive income (loss) as of December 31, 2008 and 2007 are as follows:

	2008	2007
Unrealized gain (loss) on cash flow hedge, net of tax expense (benefit) of $3 and $(1)	$(60)	$—
Foreign currency translation adjustment	(9)	—
Unrecognized gain (loss) on defined benefit plans, net of tax expense of zero and $10	(327)	23

	$(396)	$23

R.	DISPOSITIONS

Sale of Hydroelectric Facilities

Included in other income (expense) for the year ended December 31, 2006 is a gain of $65 on the sale of two hydroelectric generating facilities located on the Androscoggin River in Rumford, Maine. We received cash proceeds of $144 from the sale.

Sales of Carbonless Paper Business

Effective April 1, 2006, we completed the sale of our carbonless paper business to P. H. Glatfelter Company for a cash sales price of $84.

Net sales of the carbonless paper business (included in discontinued operations) were $106 for the year ended December 31, 2006. Included in the loss from discontinued operations for the year ended December 31, 2006, is $19 of charges related to the sale of the business, including curtailment and settlement costs related to the employee benefit plans.

S.	INITIAL PUBLIC OFFERING OF NEWPAGE GROUP

On May 5, 2008, NewPage Group filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to an initial public offering of its common stock. The registration statement indicates that NewPage Group intends to use the proceeds from the offering to redeem in full NewPage Group’s PIK Notes and NewPage Holding’s PIK Notes. There can be no assurance that NewPage Group will complete the offering or what the terms of the offering will be.

T.	RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2008, the Financial Accounting Standards Board (FASB) issued Staff Position No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP FAS 132(R)-1). FSP FAS 132(R)-1 amends SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan which include disclosures about investment policies and strategies, categories of plan assets, fair value measurements of plan assets and significant concentrations of risk. FSP FAS 132(R)-1 is effective for us for the year ended December 31, 2009 and is to be applied on a prospective basis. We are currently evaluating the potential effect of the adoption of FSP FAS 132(R)-1 on our consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R), which replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired. The Statement also establishes disclosure requirements, which will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for us as of January 1, 2009. The adoption of SFAS No. 141R will not have a material effect on our consolidated financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In February 2008, the FASB issued FSP FAS 157-2, which delayed the effective date of SFAS No. 157 by one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. For items covered by FSP FAS 157-2, SFAS No. 157 will go into effect for us as of January 1, 2009. The adoption of SFAS No. 157 for nonfinancial assets and liabilities will not have a material effect on our consolidated financial position, results of operations or cash flows.

In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 gives financial statement users better information about the reporting entity’s hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. SFAS No. 161 is effective for us as of January 1, 2009. The adoption of SFAS No. 161 is not expected to have a material effect on our consolidated financial position, results of operations and cash flows.

U.	SUPPLEMENTAL CONSOLIDATING INFORMATION

NewPage has issued $225 face amount of floating rate senior secured notes due May 2012, $806 face amount of 10% senior secured notes due May 2012 and $200 face amount of 12% senior subordinated notes due May 2013 (the “Notes”). The Notes are jointly and severally guaranteed on a full and unconditional basis by NewPage’s 100%-owned subsidiaries, except Consolidated Water Power Company, our non-guarantor subsidiary.

The following condensed consolidating financial statements have been prepared from financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method.

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2008

	NewPage Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$1	$—	$2	$—	$3
Accounts receivable	242	35	1	—	278
Inventories	249	379	—	—	628
Other current assets	11	10	1	—	22

Total current assets	503	424	4	—	931
Intercompany receivables	1,194	168	20	(1,382)	—
Property, plant and equipment, net	16	3,122	40	27	3,205
Investment in subsidiaries	2,051	47	—	(2,098)	—
Other assets	97	12	1	(1)	109

TOTAL ASSETS	$3,861	$3,773	$65	$(3,454)	$4,245

LIABILITIES AND EQUITY
Accounts payable	$51	$201	$1	$1	$254
Other current liabilities	99	164	7	—	270
Current maturities of long-term debt	16	—	—	—	16

Total current liabilities	166	365	8	1	540
Intercompany payables	244	1,139	—	(1,383)	—
Long-term debt	2,753	147	—	—	2,900
Other long-term liabilities	547	69	—	—	616
Deferred income taxes	(6)	2	10	—	6
Equity	157	2,051	47	(2,072)	183

TOTAL LIABILITIES AND EQUITY	$3,861	$3,773	$65	$(3,454)	$4,245

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2007

	NewPage Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$88	$49	$5	$1	$143
Accounts receivable	160	187	2	2	351
Inventories	141	443	—	—	584
Other current assets	24	18	1	—	43

Total current assets	413	697	8	3	1,121
Intercompany receivables	1,123	201	14	(1,338)	—
Property, plant and equipment, net	14	3,485	36	29	3,564
Investment in subsidiaries	2,072	43	—	(2,115)	—
Other assets	178	20	1	(1)	198

TOTAL ASSETS	$3,800	$4,446	$59	$(3,422)	$4,883

LIABILITIES AND EQUITY
Accounts payable	$27	$303	$8	$—	$338
Other current liabilities	97	193	—	—	290
Current maturities of long-term debt	16	—	—	—	16

Total current liabilities	140	496	8	—	644
Intercompany payables	61	1,277	—	(1,338)	—
Long-term debt	2,763	146	—	—	2,909
Other long-term liabilities	51	300	—	—	351
Deferred income taxes	130	155	8	—	293
Equity	655	2,072	43	(2,084)	686

TOTAL LIABILITIES AND EQUITY	$3,800	$4,446	$59	$(3,422)	$4,883

NEWPAGE CORPORATION

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

	NewPage Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
Net sales	$2,144	$3,911	$89	$(1,788)	$4,356
Cost of sales	1,905	3,776	89	(1,791)	3,979
Selling, general and administrative expenses	148	69	—	—	217
Equity in (earnings) loss of subsidiaries	(64)	—	—	64	—
Interest expense	268	9	—	—	277
Other (income) expense, net	5	(5)	—	(3)	(3)

Income (loss) before income taxes	(118)	62	—	(58)	(114)
Income tax (benefit)	2	(2)	—	—	—

Net income (loss)	(120)	64	—	(58)	(114)
Net income (loss)—noncontrolling interests	—	—	—	3	3

Net income (loss) attributable to the company	$(120)	$64	$—	$(61)	$(117)

NEWPAGE CORPORATION

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	NewPage Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
Net sales	$2,106	$1,832	$2	$(1,772)	$2,168
Cost of sales	1,869	1,799	2	(1,775)	1,895
Selling, general and administrative expenses	120	4	—	—	124
Equity in (earnings) of subsidiaries	(19)	—	—	19	—
Interest expense	154	—	—	—	154
Other (income) expense, net	(3)	(1)	—	2	(2)

Income (loss) before income taxes	(15)	30	—	(18)	(3)
Income tax (benefit)	(7)	11	—	—	4

Net income (loss)	(8)	19	—	(18)	(7)
Net income (loss)—noncontrolling interests	—	—	—	1	1

Net income (loss) attributable to the company	$(8)	$19	$—	$(19)	$(8)

NEWPAGE CORPORATION

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006

	NewPage Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
Net sales	$2,034	$1,761	$—	$(1,757)	$2,038
Cost of sales	1,839	1,744	—	(1,758)	1,825
Selling, general and administrative expenses	111	1	—	—	112
Equity in (earnings) of subsidiaries	(17)	—	—	17	—
Interest expense	146	—	—	—	146
Other (income) expense, net	(24)	(2)	—	1	(25)

Income (loss) from continuing operations	(21)	18	—	(17)	(20)
Income tax (benefit)	(11)	7	—	—	(4)

Income (loss) from continuing operations	(10)	11	—	(17)	(16)
Income (loss) from discontinued operations	(22)	6	—	—	(16)

Net income (loss)	(32)	17	—	(17)	(32)
Net income (loss)—noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to the company	$(32)	$17	$—	$(17)	$(32)

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2008

	NewPage Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used for) operating activities	$(45)	$103	$(5)	$7	$60

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of assets	—	4	2	—	6
Cash paid for acquisition	(8)	—	—	—	(8)
Capital expenditures	(11)	(154)	—	—	(165)

Net cash provided by (used for) investing activities	(19)	(150)	2	—	(167)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration to limited partners	—	—	—	(8)	(8)
Loans to parent companies	(7)	—	—	—	(7)
Borrowings on revolving credit facility	153	—	—	—	153
Payments on revolving credit facility	(153)				(153)
Repayments of long-term debt	(16)	—	—	—	(16)

Net cash provided by (used for) financing activities	(23)	—	—	(8)	(31)

Effect of exchange rate changes on cash and cash equivalents	—	(2)	—	—	(2)

Net increase (decrease) in cash and cash equivalents	(87)	(49)	(3)	(1)	(140)
Cash and cash equivalents at beginning of period	88	49	5	1	143

Cash and cash equivalents at end of period	$1	$—	$2	$—	$3

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2007

	NewPage Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used for) operating activities	$196	$84	$—	$(2)	$278

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition	(1,552)	61	5	—	(1,486)
Capital expenditures	(6)	(96)	—	—	(102)

Net cash provided by (used for) investing activities	(1,558)	(35)	5	—	(1,588)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	2,008	—	—	—	2,008
Payment of financing costs	(62)	—	—	—	(62)
Distributions from Rumford Cogeneration to limited partners	—	—	—	(8)	(8)
Loans to parent companies	(5)	—	—	—	(5)
Repayments of long-term debt	(524)	—	—	—	(524)

Net cash provided by (used for) financing activities	1,417	—	—	(8)	1,409

Net increase (decrease) in cash and cash equivalents	55	49	5	(10)	99
Cash and cash equivalents at beginning of period	33	—	—	11	44

Cash and cash equivalents at end of period	$88	$49	$5	$1	$143

NEWPAGE CORPORATION

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2006

	NewPage Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidation/ Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used for) operating activities	$88	$85	$—	$7	$180

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of assets	84	145	—	—	229
Capital expenditures	(4)	(84)	—	—	(88)
Net cash flows from discontinued operations	—	(1)	—	—	(1)

Net cash provided by (used for) investing activities	80	60	—	—	140

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	(1)	—	—	—	(1)
Distributions from Rumford Cogeneration to limited partners	—	—	—	(6)	(6)
Loans to parent companies	(10)	—	—	—	(10)
Intercompany transactions	145	(145)	—	—	—
Repayments of long-term debt	(224)	—	—	—	(224)
Net borrowings (payments) from revolving credit facility	(46)	—	—	—	(46)

Net cash provided by (used for) financing activities	(136)	(145)	—	(6)	(287)

Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration	—	—	—	10	10

Net increase (decrease) in cash and cash equivalents	32	—	—	11	43
Cash and cash equivalents at beginning of period	1	—	—	—	1

Cash and cash equivalents at end of period	$33	$—	$—	$11	$44

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